Exhibit 99.1

US AIRWAYS SEEKS TO SPREAD OUT PENSION PAYMENTS

ARLINGTON, Va., Aug. 16, 2004 - US Airways today said it will ask the Internal Revenue Service (IRS) for authority, as permitted under IRS rules, to reschedule contributions to the defined benefit pension plans for the Association of Flight Attendants (AFA) and the International Association of Machinists (IAM), representing mechanical and related employees.

"Rescheduling these payments will help US Airways to conserve its cash so that we have sufficient liquidity to operate the airline," said Jerry Glass, US Airways senior vice president of Employee Relations. "This is an important step as we work to ensure our survival and future prosperity."

A letter has been sent to employees in both work groups explaining the company's action. The two plans would be treated the same under the proposed payment rescheduling.

Under IRS rules, US Airways is required to make contributions of approximately $67.5 million total to the AFA and IAM plans for the 2004 plan year. If the application for a waiver is approved, the company will be able to spread out these contributions for the 2004 plan year for up to five years, rather than the 18 months during which the contributions otherwise would have been made.

Because US Airways already has contributed $28.6 million to the AFA and IAM plans during 2004, the company intends to apply that amount toward the last 2003 plan year payment, which is due on Sept. 15.

The proposed payment rescheduling would have no impact on retirees. For current employees, pension benefits will still begin when an employee retires and continue throughout the employee's lifetime.

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